Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

JACK SWEENEY AND GARY HORGAN certify that:

1.            They are the Chairman of the Board and Chief Executive Officer, and the Assistant Secretary, respectively, of Great American Bancorp, a California corporation.

2.            Article FOUR of the Articles of Incorporation of this Corporation is amended to read as follows:

“This Corporation is authorized to issue one class of shares of stock; the total number of said shares is fifty million (50,000,000).”

3.           The foregoing amendment of Articles of Incorporation has been duly approved by the Board of Directors.

4.           The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code.  The total number of outstanding shares of the Corporation is 100.  The number of shares voting in favor of the amendment equaled or exceeded the vote required.  The percentage vote was more than 50%.

/s/ Jack Sweeney
Jack Sweeney
Chairman of the Board and
Chief Executive Officer

/s/ Gary M. Horgan
Gary M. Horgan
Assistant Secretary

The undersigned declare under penalty of perjury that the matters set forth in the foregoing certificate are true of their own knowledge.  Executed at Los Angeles, California on September 21, 1981.

/s/ Jack Sweeney
Jack Sweeney

/s/ Gary Horgan
Gary Horgan